EXHIBIT 10(k-2)

THIRD AMENDMENT TO THE SEVERANCE AGREEMENT
BETWEEN EMCOR GROUP, INC. AND SHELDON I. CAMMAKER

This Third Amendment dated this 4th day of June, 2015 is made by and between EMCOR Group, Inc. (the “Company”) and Sheldon I. Cammaker (the “Executive”).

WHEREAS, the Company and the Executive entered into a Severance Agreement (the “Severance Agreement”) dated April __, 2005; an Amendment to the Continuity Agreements and Severance Agreements Between EMCOR Group, Inc. and Certain Executives dated December 23, 2008 (the “First Amendment”); and an Amendment to the Severance Agreements Between EMCOR Group, Inc. and Certain Executives dated March 29, 2010 (the “Second Amendment”); and

WHEREAS, the Company and the Executive desire and agree to amend the Severance Agreement, as previously amended by the First and Second Amendments (the “Amended Severance Agreement”), and as it and they are applicable to the Executive, as hereinafter provided;

NOW THEREFORE, in consideration of the mutual promises and agreements of the parties as set forth below, the parties agree to this Third Amendment to the Severance Agreement (“Third Amended Severance Agreement”), as follows:

1.	Article 2 of the Severance Agreement is hereby amended, in its entirety, effective as of January 1, 2016, to read as follows:

“2. COMPANY’S AND EXECUTIVE’S COVENANTS SUMMARIZED. In order to induce the Executive to remain in the employ of the Company, and in consideration of the Executive’s covenants set forth below and in Article 6 hereof, the Company agrees, subject to the terms and conditions hereof, to pay the Executive the Severance Payments described in Article 3 hereof upon the termination of the Executive’s employment with the Company, provided that such termination occurs on or after January 1, 2016. In consideration of the covenants made by the Company herein, the Company and the Executive agree that effective as of January 1, 2016: (i) the Executive’s title shall be Vice Chairman (a non-Board position), with such responsibilities and reporting obligations as shall be as designated by the Chief Executive Officer of the Company in his sole discretion; (ii) the Executive will receive a base salary at an annual rate of not less than four hundred thousand dollars ($400,000); (iii) the Executive will receive an annual Plan Award, which shall mean the annual cash incentive award opportunity granted under the Plan (which award opportunity is intended, to the extent applicable, to qualify for the performance-based compensation exception under Section 162(m) of the Code), and Non-Plan Award, which shall mean the annual cash performance based incentive award (other than, for the avoidance of doubt, under the Company Long Term Incentive Plan) opportunity based on pre-established personal goals and objectives, and any other non-162(m) qualified metrics applicable generally to Executive Vice Presidents in lieu thereof (the Plan Award and the Non-Plan Award together sometimes referred herein as a “Bonus”), with an aggregate target Bonus equal to 100% of his base salary with the actual payment based on the same ratio to target as other Executive Vice Presidents actual Bonuses bear to their target Bonus; and (iv) the Executive will continue to participate in the full array of employment benefits and perquisites currently provided by the Company to senior executives of the Company generally (provided that if the Company reduces such benefits or perks for senior executives of the Company generally, the Executive’s benefits or perks will be similarly reduced, provided, however, that if in return the Company provides for a different benefits or perks, then the Executive’s benefits and perks will be similarly reduced and Executive will be entitled to the same compensation arrangement). This Third Amended Severance Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company and the Company may terminate the Executive’s employment at any time and the Executive may terminate his employment at any time.”

2.	Article 3, 4 and 5 of the Severance Agreement is hereby amended, in its entirety, effective as of January 1, 2016, to read as follows:

“3. SEVERANCE PAYMENTS.

“3.01. Except as provided in Section 3.03, below, and provided that the Executive’s termination occurs on or after January 1, 2016, regardless of the reason for his termination the Company shall pay the Executive in lieu of any further salary payments or bonuses to the Executive for any periods subsequent to his termination, and in lieu of any severance benefits otherwise payable to the Executive under any prior agreement or Company-established severance plan, as follows:

“(a) An amount equal to the greater of $400,000 or one (1) year of the Executive’s salary at the base salary rate in effect as of the date of his termination; and

“(b) An amount equal to the Executive’s target Non-Plan Award for the calendar year in which his employment terminates, if any, multiplied by a fraction (the “Applicable Fraction”), the numerator of which is the number of days in such calendar year that the Executive was an employee of the Company, and the denominator of which is 365; and

“(c) an amount equal to the payment, if any, that the Executive would have been paid in respect of his Plan Award for the calendar year in which his employment terminates had the Executive been employed by the Company for the entire calendar year, multiplied by the Applicable Fraction; provided, however, that the amount payable to the Executive under clauses (b) and (c) of this Section shall not exceed, in the aggregate, the Applicable Fraction multiplied by the maximum aggregate annual incentive award that could have been payable to him for the year in which his employment terminates had he been employed by the Company for the entire calendar year.

“Subject to the provisions of Sections 6.04 and 6.05, the amount set forth in clause (a) of this Section shall be payable in advance in four equal quarterly installments commencing with the Date of Termination and on each succeeding 90th day thereafter, subject to Section 21(a); the amount set forth in clause (b) of this Section shall be payable in accordance with Section 21(a); and the amount set forth in clause (c) of this Section shall be payable, if at all, on the later of the date six months after the date of the Executive’s separation from service and the date when similar annual incentive awards under the Company’s Key Executive Incentive Bonus Plan, or if not then in effect, granted under any similar plan, (the “Plan”) are paid to other senior executives of the Company who have remained in its employ throughout such calendar year. Notwithstanding the foregoing, if the Executive’s employment terminates in a termination described in this Section 3.01 during a calendar year before the terms of annual award opportunities for such year shall have been established under the Plan or any other annual incentive program for the year of termination, such year of termination, then for the purposes of this Section 3.01 (a) his target Non-Plan Award for such year of termination shall be deemed to be his target Non-Plan Award for the immediately preceding calendar year, if any (adjusted for his current salary), and (b) his Plan Award for such year of termination shall be determined by assuming the same dollar pay-out opportunities (expressed as a percentage of his then current salary) as the Executive had under his Plan Award for the immediately preceding calendar year, but with performance based on the Company performance goals established under the Plan for the year of termination.

“3.02. In addition to the amounts provided for in Section 3.01, above, the Executive will be entitled to the following:

“(a) Until 18 months from the Date of Termination, Executive (and, to the extent applicable, Executive’s dependents) shall continue to be covered, at the Company’s expense, under the Company’s medical, dental and hospital insurance plans and until twelve (12) months from the Date of Termination, Executive shall continue to be covered, at the Company’s expense, under the Company’s group life and accidental death and dismemberment insurance plans; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease;

“(b) All payments to which the Executive has vested rights as of the date of his termination under any employee benefit, disability, insurance and similar plans which provide for payments beyond the period of employment, except for any benefits provided under severance plan or program established or maintained by the Company other than the Executive’s Continuity Agreements, as amended; and

“(c) All unpaid amounts, as of the Date of Termination, in respect of any Non-Plan Award or Plan Award for any calendar year ending before the calendar year in which the Date of Termination occurs, which would have been payable had Executive remained in the Company’s employ until such Bonus would have been paid

“3.03. The Executive will be (1) paid an annual base salary of $525,000 for the 2015 calendar year, and (2) entitled to payment of his Plan Award and Non-Plan Award, if any, for the 2015 year with an aggregate target equal to 100% of his 2015 base salary to the extent earned and payable under the terms of the Plan and with the actual payment based on the same ratio to target as the other Executive Vice President’s of the Company actual Bonuses bear to their target Bonus, and such payment for the period will be made at the same time that such payments are made generally to other senior executives who participate in the Plan (the “2015 Incentive Payment”). The Executive’s participation in the LTIP beyond December 31, 2015 (that is, for periods beginning in calendar year 2016 and beyond), if any, must be approved by the Company’s Board of Directors or the Compensation Committee thereof. In the event the Board (or Compensation Committee) in its discretion does not grant the Executive an award in 2016 under the LTIP for the performance period 2016-2018 based on the Executive’s 2015 rate of salary (notwithstanding any different rate of salary in 2016) and salary multiplier in effect during 2015 (it being understood that whether or not to make such in award is in the sole discretion of the Board of Directors or the Compensation Committee

thereof), the Executive may elect to terminate his employment with the Company. In the event the Company does not pay the Executive the 2015 annual base salary described above, the Board does not grant the Executive the LTIP restricted stock unit award in January 2016 and performance based cash award in respect to the period commencing January 1, 2016 as described above (it being understood that whether or not to make such in award is in the sole discretion of the Board of Directors or the Compensation Committee thereof), or the Board does not cause the Company to pay to the Executive the 2015 Incentive Payment, as described above, the Executive may elect to terminate his employment with the Company. If such election is made prior to April 1, 2016, or if later at the time the 2015 Bonus payment is made (and only if such election is made prior to April 1, 2016 or if later at the time the 2015 Incentive Payment is made), this Third Amended Severance Agreement will have no force and effect and, instead, all of the provisions of the Amended Severance Agreement, as amended prior to January 1, 2016, shall apply, including, but not limited to Articles 3, 4 and 5.”

“4    INTENTIONALLY OMITTED”

“5     INTENTIONALLY OMITTED”

3.	Effective as of January 1, 2016, Section 21(a) of the Severance Agreement is hereby amended to read as follows:

“(a) DELAY IN PAYMENT; OTHER FORMS OF PAYMENT. Any amounts payable under Section 3.01(a) that would have been paid within the six-month period following the Executive’s separation from service shall be accumulated and paid, and any amounts payable under Section 3.01(b) shall be paid, six months following the Executive’s separation from service or upon the Executive’s death if earlier, unless at the relevant time the Executive is no longer a specified employee. ”

4.
Section 6.04 of the Severance Agreement is hereby amended, in its entirety, to read as follows: “As a condition of receiving payments and benefits under this Agreement, the Executive agrees to sign a release in substantially the same form as the Form of Release attached hereto as Appendix A (provided that, such form may include changes that the Company and the Executive may, in their sole discretion, mutually agree to.”

5.
The Executive agrees that none of the actions contemplated by this Third Amended Severance Agreement (including, without limitation, the actions set forth in Section 1 of this Third Amended Severance Agreement) shall constitute “Good Reason” under the Amended Severance Agreement.

Except as amended hereby, the Amended Severance Agreement shall remain in full force and effect in accordance with its terms.

Except as provided for herein, this Second Amended Severance Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, other than the following Agreements: Indemnification Agreement effective April 20, 1995 between Executive and the Company; Continuity Agreement between Executive and the Company dated as of June 22, 1998, as amended; Company Long Term Incentive Plan, as amended; Restricted Stock Unit Agreement dated March 15 ,2012 between Executive and the Company; EMCOR Group, Inc. Voluntary Deferral Pan, as amended; and EMCOR Group, Inc. 401(K) Savings Plan.

This Third Amended Severance Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Third Amended Severance Agreement to be duly executed and agreed to as of the date first written above.

EMCOR GROUP, INC.

By: __________________________
Anthony J. Guzzi
President and CEO

EXECUTIVE:

__________________________
Sheldon I. Cammaker